ERICO International Corporation	Phone: 1-440-349-2630
30575 Bainbridge Road	Fax: 1-440-349-2996
Suite 300	www.erico.com
Solon, Ohio 44139
U.S.A.

Exhibit 99.1
ERICO International Corporation
Announces Third Quarter 2006 Results
SOLON, OH – November 1, 2006 — ERICO International Corporation (bond ticker CADDY) today reported results for its third quarter and nine months ended September 30, 2006.
Net sales in the third quarter of 2006 were $117.9 million, an increase of $13.5 million, or 12.9%, compared with third quarter 2005 net sales of $104.4 million. The increase in net sales was due primarily to increased selling prices and higher sales volume. This performance is a new record for quarterly net sales.
Gross profit in the third quarter of 2006 was $43.9 million, up $4.8 million, or 12.2%, from the third quarter 2005 gross profit of $39.1 million. The increase in gross profit was due primarily to increased selling prices and higher sales volume.
Operating expenses in the third quarter of 2006 were $25.3 million, up $1.9 million, or 7.8%, from third quarter 2005 operating expenses of $23.4 million. As a percentage of net sales, operating expenses decreased to 21.5% in the third quarter of 2006 from 22.5% for the third quarter of 2005, primarily due to higher sales levels and management’s continued focus on controlling expenses.
The Company’s net cash provided by operating activities in the third quarter of 2006 was $14.0 million, compared with $14.3 million in the third quarter of 2005. The Company generated EBITDA of $21.0 million in the third quarter of 2006, setting a new quarterly record for EBITDA generation, compared with EBITDA of $18.4 million in the third quarter of 2005, an increase of $2.6 million, or 14.0%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
YEAR-TO-DATE RESULTS
Net sales for the nine months ended September 30, 2006 were $340.6 million, up $46.1 million, or 15.6%, from net sales of $294.5 million for the nine months ended September 30, 2005, setting a new record for net sales during the first nine months of a year. The increase in net sales was due primarily to increased selling prices and higher sales volume.
Gross profit for the nine months ended September 30, 2006 was $127.3 million, up $21.2 million, or 20.0%, from gross profit of $106.1 million for the nine months ended September 30, 2005. The increase in gross profit was due primarily to increased selling prices and higher sales volume.
Operating expenses in the first nine months of 2006 were $74.7 million, up $6.6 million, or 9.7%, from operating expenses of $68.1 million in the first nine months of 2005. As a percentage of net sales, operating expenses declined to 21.9% in the first nine months of 2006 from 23.1% for the first nine months of 2005, primarily due to higher sales levels along with management’s continued focus on controlling expenses.
CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

The Company’s net cash provided by operating activities was $22.5 million for the nine months ended September 30, 2006 compared with $23.1 million in the nine months ended September 30, 2005. The Company generated EBITDA of $61.0 million in the nine months ended September 30, 2006, up $14.0 million, or 30.0%, from EBITDA of $47.0 million for the nine months ended September 30, 2005. With this performance, the Company set a new record for EBITDA generation in the first nine months of a year.
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail bonds and specialty products; ERIFLEX® low-voltage panel components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.
CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$117,947	$104,435	$340,568	$294,513
Cost of sales	74,037	65,318	213,255	188,408

Gross profit	43,910	39,117	127,313	106,105
Operating expenses	25,271	23,435	74,660	68,058

Operating income	18,639	15,682	52,653	38,047
Interest expense, net	3,224	3,658	9,951	11,443
Foreign exchange loss, net	156	196	218	662
Other income	—	—	(594)	—

Income before income taxes	15,259	11,828	43,078	25,942
Provision for income taxes	5,853	4,207	16,521	9,318

Net income	$9,406	$7,621	$26,557	$16,624

CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,496	$19,561
Trade accounts receivable, net	74,936	54,802
Inventories, net	60,764	46,710
Other current assets	7,869	6,758

Total current assets	173,065	127,831

Property, plant and equipment, net	38,937	42,799
Goodwill	95,518	95,524
Other intangible assets, net	36,513	36,802
Other assets	7,591	8,315

Total assets	$351,624	$311,271

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$40,820	$29,157
Accrued compensation	19,626	15,699
Dividend payable	—	11,000
Other current liabilities	27,300	20,344

Total current liabilities	87,746	76,200

Long-term debt	141,675	141,675
Deferred income taxes	25,979	26,561
Other long-term liabilities	13,486	13,852

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	83,584	56,202
Accumulated other comprehensive loss	(846)	(3,219)

Total stockholder’s net investment	82,738	52,983

Total liabilities and stockholder’s net investment	$351,624	$311,271

CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities
Net income	$26,557	$16,624

Gain on sale of building	(594)	—
Depreciation and amortization	7,993	9,594
Other operating activities	(11,437)	(3,083)

Net cash provided by operating activities	22,519	23,135

Investing activities
Capital expenditures	(3,423)	(1,810)
Proceeds from sale of building	787	—
Other investing activities	(139)	(559)

Net cash used in investing activities	(2,775)	(2,369)

Financing activities
Dividends paid	(11,000)	(15,000)
Net transfers from Parent Company	825	—

Net cash used in financing activities	(10,175)	(15,000)

Effect of exchange rate changes on cash and cash equivalents	366	(78)

Increase in cash and cash equivalents	9,935	5,688

Cash and cash equivalents at beginning of period	19,561	2,321

Cash and cash equivalents at end of period	$29,496	$8,009

CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, depreciation and amortization. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$13,980	$14,316	$22,519	$23,135
Interest expense, net	3,224	3,658	9,951	11,443
Provision for income taxes	5,853	4,207	16,521	9,318
Foreign exchange loss, net	(156)	(196)	(218)	(662)
Deferred taxes	193	209	577	1,345
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(223)	(223)	(668)	(669)
Net changes in operating assets and liabilities	(1,884)	(3,554)	11,746	3,069
Gain on sale of building	—	—	594	—

EBITDA	$20,987	$18,417	$61,022	$46,979

Contact:	Polly Bloom Investor Relations (440) 542-1304
CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®